Exhibit 10.2

December 12, 2007

To:	The Great Atlantic and Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Attn:
	Telephone:	201-573-9700
	Facsimile:	201-937-4079

From:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street
New York, NY 10019
	Attn:	John Servidio
	Telephone:	212-847-6527
	Facsimile:	212-230-8610

Re:	Issuer Warrant Transaction (2012)
(Transaction Reference Number: NY-32868)

Ladies and Gentlemen:

          The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and The Great Atlantic and Pacific Tea Company, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

          1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

          This Confirmation evidences a complete and binding agreement, and supersedes any prior agreements, written or oral, between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Master Agreement”) as if Dealer and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

          All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

          2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 12, 2007

Effective Date:	December 18, 2007, or such other date as agreed between the parties, subject to Section 8(n) below

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD 1.00 per share (Ticker Symbol: “GAP”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 49.00

Premium:	USD 10,637,500.00

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date occurring on the Final Disruption Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined in good faith by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means ten Exchange Business Days after July 24, 2013. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the

Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:

Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Issuer.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that the same Settlement Method shall apply to all Components; and provided further that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein. If the Issuer elects Cash Settlement or Cash Settlement becomes the Default Settlement Method, the Issuer shall use its reasonable best efforts to provide Dealer with a written statement that the representations contained in paragraphs (a)(i) and (a)(iv) of “Representations, Warranties and Agreements” below are true and correct as of and as if made on the date of such election.

Electing Party:	Issuer

Settlement Method Election Date:	Five Scheduled Trading Days prior to, and including, the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:

Net Share Settlement; provided that, unless on the Settlement Method Election Date, the number of Reserved Shares, as defined in Section 8(e), is at least equal to the Capped Number, as defined in Section 8(e), the Default Settlement Method shall be Cash Settlement; provided further that if the default settlement method applicable to warrant transactions entered into between the Issuer and Lehman Brothers OTC Derivatives Inc. (“Lehman OTC”) on the Trade Date becomes cash settlement pursuant to a proviso identical to the proceeding proviso, the Default Settlement Method hereunder shall be Cash Settlement.

VWAP Price:	For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “GAP<Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason, as reasonably determined by the Calculation Agent.

Cash Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Cash Settlement Payment Date:	With respect to each Valuation Date, three (3) full Exchange Business Days after the final Valuation Date.

Net Share Settlement Terms:

In respect of any Component:

Net Share Settlement:

On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 4:00 P.M. (local time in New York City) on the relevant Settlement Date.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:

Any dividend or distribution (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date and (ii) the amount or value of which exceeds the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent.

Ordinary Dividend Amount:	USD 0.00.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event or Tender Offer to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event or Tender Offer, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date or Tender Offer, as the case may be, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its commercially reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) or Section 12.3(d)(ii), as the case may be, of the Equity Definitions shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:		Applicable

(b) Failure to Deliver:		Applicable

(c) Insolvency Filing:		Applicable

(d) Hedging Disruption:		Applicable

(e) Increased Cost of Hedging:		Applicable

(f) Loss of Stock Borrow:		Applicable

Maximum Stock Loan Rate:		100 basis points

(g) Increased Cost of Stock Borrow:		Applicable

Initial Stock Loan Rate:		50 basis points

Hedging Party:		Dealer for all applicable Additional Disruption Events

Determining Party:		Dealer for all applicable Extraordinary Events

Non-Reliance:		Applicable

Agreements and Acknowledgments Regarding Hedging Activities:		Applicable

Additional Acknowledgments:		Applicable

3. Calculation Agent:

Dealer, which shall at all times act in good faith and in a commercially reasonable manner. In addition, Dealer shall use commercially reasonable efforts under the circumstances to consult with Issuer on decisions it makes in its capacity as Calculation Agent; provided that Dealer shall not be required to take into account or be bound by any considerations raised by Issuer.

4. Account Details:

Dealer Payment Instructions:		Bank of America
New York, NY
SWIFT: BOFAUS65

Bank Routing: 026-009-593

Account Name: Bank of America

Account No. : 0012333-34172

Issuer Payment Instructions:		To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is: New York

Bank of America, N.A. c/o Banc of America Securities LLC 9 West 57th Street, 40th Floor New York, NY 10019
Attention:	John Servidio
Telephone:	212-847-6527
Facsimile:	212-230-8610

The Office of Issuer for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	The Great Atlantic & Pacific Tea Company
2 Paragon Drive
Montvale, New Jersey 07645
Attn:	Brenda Galgano, Senior Vice President and Chief Financial Officer
Telephone:	201-571-4363
Facsimile:	201-571-8715

(b) Address for notices or communications to Dealer:

To:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attn:	John Servidio
Telephone:	212-847-6527
Facsimile:	212-230-8610

          7. Representations, Warranties and Agreements:

          (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

          (i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

          (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

          (iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

          (iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

          (vi) On the Trade Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Sections 1 and 3 of the Underwriting Agreement (the “Underwriting Agreement”) dated as of December 12,

2007 between Bank of America, N.A. and Lehman Brothers Inc., as representatives of the underwriters party thereto are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

          (ix) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

          (x) (A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.

          (xi) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(xii) As of the Trade Date, the Issuer has not entered into any obligation that would contractually limit it from effecting Cash Settlement or Net Share Settlement under the Transaction.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

          (c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

          (d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

          (e) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance (subject to customary qualifications, assumptions and exceptions), with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

          (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(l) below, Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent in good faith, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

          (b) Registration/Private Placement Procedures. (i) If, in the commercially reasonable judgment of Dealer, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under the provisions of Rule 144 of the Securities Act, as may be amended from time to time (including the amendment adopted on November 15, 2007 pursuant to Release No. 33-8869) applicable to sales of restricted securities by non-affiliates of an issuer, then the provisions set forth in this Section 8(b) shall apply. At the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the delivery by Issuer to Dealer (or any affiliate designated by Dealer) of the Delivered Securities or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Delivered Securities by Dealer (or any such affiliate of Dealer). (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

          (A) Dealer (or an Affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such Affiliate, as the case may be, in its commercially reasonable discretion; and

          (B) Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Dealer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:

          (A) Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

          (B) Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such shares by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

          (C) Issuer agrees that any Delivered Securities so delivered to Dealer, (i) may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by Dealer (or such Affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

          (D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

          (c) Make-whole. If Issuer makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

          (d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer or any affiliate of Dealer or other person subject to aggregation with Dealer under such Section 13 and rules (collectively, “Buyer Group”) would be equal to or greater than 8.5% or more of the outstanding Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in Buyer Group directly or indirectly so beneficially owning in excess of 8.5% of the outstanding Shares.

          (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of a number of Shares equal to 1.2 times the aggregate Number of Shares for all Components (the “Capped Number”). If at any time the Issuer does not have a number of authorized but unissued Shares that are not reserved for future issuance in connection with other transactions in the Shares (the “Available Shares”) that is greater than the Capped Number, Issuer agrees to use its reasonable best efforts to seek approval from its shareholders at the next meeting of shareholders, or, if necessary, a subsequent meeting of shareholders, to increase the number of authorized but unissued Shares and to reserve a number of Shares at least equal to the Capped Number for settlement of this Transaction (the “Reserved Shares”). If Issuer does not succeed in obtaining shareholder approval for such an increase and so increasing the number of Reserved Shares at or prior to its second annual meeting of shareholders following the Trade Date, (i) the Number of Shares for each Component shall be automatically increased by 10% and (ii) an Additional Termination Event shall occur with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided however that if such shareholder approval is obtained and such increase in the number of Reserved Shares occurs after Issuer’s second annual meeting of shareholders but before the earlier of the Expiration Date for such Component and any earlier date that Dealer has designated as an Early Termination Date or other date for cancellation or termination of the Transaction, the Additional Termination Event arising from such prior failure to obtain shareholder approval or failure to increase the number of Reserved Shares shall cease to exist. For the avoidance of doubt Dealer shall have no obligation to exercise its right pursuant to such Additional Termination Event, such right will be an ongoing right until Issuer has obtained such approval from its shareholders for such an increase in the number of Available Shares and has so increased the number of Reserved Shares, and such right will automatically terminate upon Issuer obtaining such shareholder approval for such an increase and so increasing the number of Reserved Shares. Unless and the number of Reserved Shares is at least equal to the Capped Number, Issuer shall not retire any Shares that are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries from any persons (whether or not in exchange for cash, fair value or any other consideration, and including, for the avoidance of doubt, any Shares received in settlement of any option or other derivative transaction) (such Shares, “Acquired Shares”) or issue or deliver or agree to issue or deliver any Acquired Shares to any person other than Issuer except that such Acquired Shares may be used to settle this Transaction and any other warrant transactions entered into between Issuer and Dealer or Lehman OTC on the Trade Date.

          (f) Right to Extend. Dealer may postpone any Exercise Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

          (g) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(h) Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions and to the Agreement:

          (i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”;

          (iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”.

(iv) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

                    (B) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final two sentences in its entirety and replacing it with the sentence “The Hedging Party will determine (in a manner consistent, for such purposes, with Section 3 hereunder governing the conduct of the Calculation Agent) the Cancellation Amount payable by one party to the other.”

          (i) Transfer and Assignment. Dealer may transfer or assign its rights and obligations under the Transaction with the prior written consent of the Issuer, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, without the consent of the Issuer to (i) any of its affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of Dealer.

          (j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

          (k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.

          (l) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

          (i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations;

          (ii) any Person (as defined below) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of Shares entitling the Person to exercise 50% or more of the total voting power of all shares of Issuer’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Issuer, any of Issuer’s subsidiaries or any of Issuer’s employee benefit plans;

          (iii) Issuer (x) merges or consolidates with or into any other Person, other than a subsidiary of Issuer, another Person merges with or into Issuer, or Issuer conveys, sells, transfers or leases all or substantially all of its assets to another Person or (y) engages in any recapitalization, reclassification or other transaction in which all or substantially all Shares are exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

(A)	that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Shares;

(B)

pursuant to which the consideration received by holders of Shares immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of either (x) the continuing or surviving corporation or (y) a corporation that directly or indirectly owns 100% of the capital stock of such continuing or surviving corporation, in either case, immediately after such transaction;

(C)

which is effected solely to change Issuer’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of the outstanding Shares solely into shares of common stock of the surviving entity; or

(iv) at any time Issuer’s Continuing Directors (as defined below) do not constitute a majority of Issuer’s board of directors (or, if applicable, a successor Person to Issuer);

(v) if less than 25% of the outstanding shares of common stock is beneficially owned by persons other than a Permitted Holder (as discussed below);

          (vi) Issuer elects to redeem, in whole or in part, the senior notes issued by the Issuer pursuant to the terms of the Second Supplemental Indenture, to be dated as of December 18, 2007, at any time during the Issuer Redemption Period (as defined in the Second Supplemental Indenture); provided, however, that (i) redemption of senior notes by the Issuer shall not be treated as an Additional Termination Event with respect to the entire Transaction but only with respect to a number of Warrants that corresponds with the senior notes that are redeemed by the Issuer during the Issuer Redemption Period; and (ii) Warrants subject to early termination pursuant to this paragraph shall be terminated no sooner than 90 days following the related redemption of senior notes by the Issuer; or

(vii) an Additional Termination Event which arises as provided and subject to cessation as described in Section 8(e).

          Notwithstanding the foregoing, a transaction set forth in clause (ii), (iii) or (iv) above will not constitute an Additional Termination Event if at least 90% of the consideration paid for the Shares (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in such merger or consolidation or such other transaction otherwise constituting an Additional Termination Event under clause (iii) above consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction).

          “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

          “Continuing Directors” means a directors who either were members of the Issuer’s board of directors on the date hereof or who become members of the Issuer’s board of directors subsequent to the date hereof and whose appointment, election or nomination for election by the Issuer’s shareholders is duly approved by a majority of the Continuing Directors on the Issuer’s board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by the Issuer on behalf of the board of directors in which such individuals are named as nominees for director.

           “Permitted Holder” means (1) Tengelmann Warenhandelsgesellschaft, a partnership organized under the laws of Germany (“Tengelmann”), (2) each Affiliate of Tengelmann, (3) each partner of Tengelmann and the respective members of their immediate families and (4) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more of the Persons described in the preceding clauses (1), (2) and (3).

          (m) Netting and Set-off.

          (i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Issuer to Dealer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Dealer to Issuer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

          (ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Dealer or any affiliate of Dealer may have to or against Issuer hereunder or under the Agreement against any right or obligation Dealer or any of its affiliates may have against or to Issuer, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

          (iii) Issuer shall not net or set off its obligations, if any, under the Transaction against its rights against Dealer under any other transaction or instrument. Dealer shall not net or set off its obligations, if any, under the Transaction against its rights against Issuer under any other transaction or instrument.

          (n) Effectiveness. If, prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

          (o) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF ISSUER OR DEALER OR THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          (p) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

          Issuer hereby agrees (a) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Michael Voris

Name: Michael Voris
Authorized Signatory

Agreed and Accepted By:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By: /s/ William Moss

Name: William Moss
Title: Vice President and Treasurer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	33,803.00	Mon-18-Mar-2013
2.	33,803.00	Tue-19-Mar-2013
3.	33,803.00	Wed-20-Mar-2013
4.	33,803.00	Thu-21-Mar-2013
5.	33,803.00	Fri-22-Mar-2013
6.	33,803.00	Mon-25-Mar-2013
7.	33,803.00	Tue-26-Mar-2013
8.	33,803.00	Wed-27-Mar-2013
9.	33,803.00	Thu-28-Mar-2013
10.	33,803.00	Mon-1-Apr-2013
11.	33,803.00	Tue-2-Apr-2013
12.	33,803.00	Wed-3-Apr-2013
13.	33,803.00	Thu-4-Apr-2013
14.	33,803.00	Fri-5-Apr-2013
15.	33,803.00	Mon-8-Apr-2013
16	33,803.00	Tue-9-Apr-2013
17.	33,803.00	Wed-10-Apr-2013
18.	33,803.00	Thu-11-Apr-2013
19.	33,803.00	Fri-12-Apr-2013
20.	33,803.00	Mon-15-Apr-2013
21.	33,803.00	Tue-16-Apr-2013
22.	33,803.00	Wed-17-Apr-2013
23.	33,803.00	Thu-18-Apr-2013
24.	33,803.00	Fri-19-Apr-2013
25.	33,803.00	Mon-22-Apr-2013
26.	33,803.00	Tue-23-Apr-2013
27.	33,803.00	Wed-24-Apr-2013
28.	33,803.00	Thu-25-Apr-2013
29.	33,803.00	Fri-26-Apr-2013
30.	33,803.00	Mon-29-Apr-2013
31.	33,803.00	Tue-30-Apr-2013
32.	33,803.00	Wed-1-May-2013
33.	33,803.00	Thu-2-May-2013
34.	33,803.00	Fri-3-May-2013
35.	33,803.00	Mon-6-May-2013
36.	33,803.00	Tue-7-May-2013
37.	33,803.00	Wed-8-May-2013
38.	33,803.00	Thu-9-May-2013
39.	33,803.00	Fri-10-May-2013
40.	33,803.00	Mon-13-May-2013
41.	33,803.00	Tue-14-May-2013
42.	33,803.00	Wed-15-May-2013
43.	33,803.00	Thu-16-May-2013
44.	33,803.00	Fri-17-May-2013
45.	33,803.00	Mon-20-May-2013
46.	33,803.00	Tue-21-May-2013
47.	33,803.00	Wed-22-May-2013
48.	33,803.00	Thu-23-May-2013
49.	33,803.00	Fri-24-May-2013
50.	33,803.00	Tue-28-May-2013
51.	33,803.00	Wed-29-May-2013

52.	33,803.00	Thu-30-May-2013
53.	33,803.00	Fri-31-May-2013
54.	33,803.00	Mon-3-Jun-2013
55.	33,803.00	Tue-4-Jun-2013
56.	33,803.00	Wed-5-Jun-2013
57.	33,803.00	Thu-6-Jun-2013
58.	33,803.00	Fri-7-Jun-2013
59.	33,803.00	Mon-10-Jun-2013
60.	33,803.00	Tue-11-Jun-2013
61.	33,803.00	Wed-12-Jun-2013
62.	33,803.00	Thu-13-Jun-2013
63.	33,803.00	Fri-14-Jun-2013
64.	33,803.00	Mon-17-Jun-2013
65.	33,803.00	Tue-18-Jun-2013
66.	33,803.00	Wed-19-Jun-2013
67.	33,803.00	Thu-20-Jun-2013
68.	33,803.00	Fri-21-Jun-2013
69.	33,803.00	Mon-24-Jun-2013
70.	33,803.00	Tue-25-Jun-2013
71.	33,803.00	Wed-26-Jun-2013
72.	33,803.00	Thu-27-Jun-2013
73.	33,803.00	Fri-28-Jun-2013
74.	33,803.00	Mon-1-Jul-2013
75.	33,803.00	Tue-2-Jul-2013
76.	33,803.00	Wed-3-Jul-2013
77.	33,803.00	Fri-5-Jul-2013
78.	33,803.00	Mon-8-Jul-2013
79.	33,803.00	Tue-9-Jul-2013
80.	33,803.00	Wed-10-Jul-2013
81.	33,803.00	Thu-11-Jul-2013
82.	33,803.00	Fri-12-Jul-2013
83.	33,803.00	Mon-15-Jul-2013
84.	33,803.00	Tue-16-Jul-2013
85.	33,803.00	Wed-17-Jul-2013
86.	33,803.00	Thu-18-Jul-2013
87.	33,803.00	Fri-19-Jul-2013
88.	33,803.00	Mon-22-Jul-2013
89.	33,803.00	Tue-23-Jul-2013
90.	33,858.00	Wed-24-Jul-2013